Exhibit 3.1

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MULESOFT, INC.

MuleSoft, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is MuleSoft, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 12, 2006, under the name of Azechi, Inc.

B. This Eighth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C. The text of the Seventh Amended and Restated Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, MuleSoft, Inc. has caused this Eighth Amended and Restated Certificate of Incorporation to be signed by Greg Schott, a duly authorized officer of the Corporation, on May 12, 2015.

/s/ Greg Schott
Greg Schott
President and Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is MuleSoft, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as the same exists or may hereafter be amended.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 234,296,190, consisting of 144,000,000 shares of Common Stock, $0.000025 par value per share, and 90,296,190 shares of Preferred Stock, $0.000025 par value per share. 17,914,408 shares of Preferred Stock shall be designated “Series A Preferred Stock,” 16,400,000 shares of Preferred Stock shall be designated “Series B Preferred Stock,” 15,484,092 shares of Preferred Stock shall be designated “Series C Preferred Stock,” 9,481,804 shares of Preferred Stock shall be designated “Series D Preferred Stock,” 11,851,905 shares of Preferred Stock shall be designated “Series E Preferred Stock,” 7,736,448 shares of Preferred Stock shall be designated “Series F Preferred Stock,” and 11,427,533 shares of Preferred Stock shall be designated “Series G Preferred Stock.”

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this Article IV, the following definitions shall apply:

(a) “Conversion Price” shall mean $0.226075 per share for the Series A Preferred Stock, $0.76375 per share for the Series B Preferred Stock, $0.775 per share for the Series C Preferred Stock, $1.581975 per share for the Series D Preferred Stock, $3.12186 per share for the Series E Preferred Stock, $6.534 per share for the Series F Preferred Stock and $11.22726 per share for the Series G Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c) “Corporation” shall mean MuleSoft, Inc.

(d) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at cost upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of a majority of the shares of Common Stock and Preferred Stock, each voting as a separate class.

(e) “Dividend Rate” shall mean an annual rate of $0.018075 per share for the Series A Preferred Stock, $0.0611 per share for the Series B Preferred Stock, $0.062 per share for the Series C Preferred Stock $0.12655 per share for the Series D Preferred Stock, $0.2498 per share for the Series E Preferred Stock, $0.5227 per share for the Series F Preferred Stock and $11.22726 per share for the Series G Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f) “Liquidation Preference” shall mean $0.226075 per share for the Series A Preferred Stock, $0.76375 per share for the Series B Preferred Stock, $0.775 per share for the Series C Preferred Stock, $1.581975 per share for the Series D Preferred Stock, $3.12186 per share for the Series E Preferred Stock, $6.534 per share for the Series F Preferred Stock and $11.22726 per share for the Series G Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h) “Original Issue Price” shall mean $0.226075 per share for the Series A Preferred Stock, $0.76375 per share for the Series B Preferred Stock, $0.775 for the Series C Preferred Stock, $1.581975 per share for the Series D Preferred Stock, $3.12186 per share for the Series E Preferred Stock, $6.534 per share for the Series F Preferred Stock and $11.22726 per share for the Series G Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(i) “Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock.

(j) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividends.

(a) Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of

Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock, payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock until all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. Payment of any dividends to the holders of the Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rate specified for each series of Preferred Stock. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(b) Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4 hereof).

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d) Consent to Certain Distributions. In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation.

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any Liquidation Transaction (as defined below), either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any Distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock. If upon the occurrence of a

Liquidation Transaction, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate.

Notwithstanding the foregoing, the aggregate distributions made pursuant to one or more subsections of this Section 3 with respect to any share of Preferred Stock shall not exceed an amount equal to (i) three times the applicable Liquidation Preference specified for such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, (ii) two times the applicable Liquidation Preference specified for such share of Series E Preferred Stock and (iii) one times the applicable Liquidation Preference specified for such share of Series F Preferred Stock and Series G Preferred Stock, in each case plus any declared but unpaid dividends.

(c) Treatment of Preferred Stock in any Distribution. Notwithstanding anything in this Section 3 to the contrary, if upon any Liquidation Transaction a holder of Preferred Stock would receive a greater Distribution by converting such holder’s shares of Preferred Stock into Common Stock than such holder would be entitled to receive pursuant to Section 3(a) or 3(b) as a holder of Preferred Stock, then such holder shall not receive any amounts under such subsections as a holder of Preferred Stock, but shall be treated, for the purposes of determining such holder’s rights under Sections 3(a) or 3(b) only, as though such holder held, in addition to any shares of Common Stock then actually held by such holder, such number of shares of Common Stock that such holder would hold if such holder had then converted such holder’s shares of Preferred Stock into Common Stock, effective immediately prior to the Liquidation Transaction, at the then applicable Conversion Rate (as defined below). For the avoidance of doubt, however, in no event shall any holder of Preferred Stock be entitled to convert its shares of Preferred Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d) Reorganization. For purposes of this Section 3, a “Liquidation Transaction” shall mean, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), without one or more holder’s ownership relative to the other holders increasing or decreasing materially after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions (an “Acquisition”); (ii) a sale, lease, assignment, transfer or other conveyance of, or the grant of an irrevocable and exclusive license to, all or substantially all of the assets of the Corporation (an “Asset Transfer”); or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. In the event of a Liquidation Transaction, if any portion of the consideration payable to the stockholders of the Corporation pursuant to Section 3(a), (b) and (c) above (the “Total Consideration”) is placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with the applicable Liquidation Transaction (such portion of the Total Consideration, the “Contingent Consideration”), such Contingent Consideration will be deemed to have been paid to, and received by, the holders of the Corporation’s capital stock in accordance with Section 3(a), (b) and (c), as applicable, provided that such Contingent Consideration is held back from each stockholder’s portion of the Total Consideration on a pro rata as-converted to Common Stock basis, regardless of whether such Contingent Consideration is actually received by the holders of the Corporation’s capital stock. Notwithstanding the foregoing, the holders of at least two-thirds of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted to Common Stock basis) may waive the treatment of an Acquisition or an Asset Transfer as a Liquidation Transaction (any such waiver, a “Liquidation Preference Waiver”).

If any such Liquidation Preference Waiver causes the holders of shares of a series of Preferred Stock to receive proceeds per share of such series that are less than the proceeds per share of such series that such holders would have received pursuant to this Article IV, Section 3(d) if such transaction were treated as a Liquidation Transaction, then such Liquidation Preference Waiver shall require the approval of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any amendment or waiver of this second paragraph of Article IV, Section 3(d) shall require the written consent of a majority of the outstanding shares of each series of Preferred Stock (each voting as a separate class).

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors; provided, however, that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series of Preferred Stock by the Conversion Price for such series (the “Conversion Rate”). Upon any decrease or increase in the Conversion Price specified for the Preferred Stock, as described in this Section 4, the Conversion Rate shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate specified for such shares of Preferred Stock (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the pre-money valuation of such offering is equal to at least $135,000,000 and the aggregate gross proceeds to the Corporation are in excess of $50,000,000 (before payment of underwriters commissions and expenses) (a “Qualified Offering”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of two-thirds of the Preferred Stock then outstanding, or, if later, the effective date for conversion specified in any such request (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”); provided, however, that the Series G Preferred Stock shall not automatically be converted into shares of Common Stock pursuant to this clause (ii) without the approval of the holders of at least two-thirds of the Series G Preferred Stock then outstanding, voting together as a single class and on an as-converted basis.

In addition to the requirements of Article IV, Section 4(b)(ii) above, if (A) a written request for conversion is made pursuant to Article IV, Section 4(b)(ii) in connection with a Liquidation Transaction and (B) such conversion would cause the holders of shares of a series of Preferred Stock to receive proceeds per share of such series that are less than the proceeds per share of such series that holders of such series would receive as holders of Preferred Stock pursuant to Article IV, Section 3 in connection with such Liquidation Transaction (without giving effect to any Liquidation Preference Waiver) (any such conversion, a “Disfavored Conversion”), then such Disfavored Conversion shall require the approval of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any amendment or waiver of this second paragraph of Article IV, Section 4(b) shall require the written consent of a majority of the outstanding shares of each series of Preferred Stock (each voting as a separate class).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, such holder shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock being converted into Common Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock being converted into Common Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on such shares of converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other Liquidation Transaction, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iv), deemed to be issued) by the Corporation after the filing and acceptance of this Eighth Amended and Restated Certificate of Incorporation (the “Filing Date”), other than issuances or deemed issuances of:

(1) shares of Common Stock issued or issuable to officers, directors and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors, including at least a majority of the Preferred Directors (as defined below), or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(2) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the Filing Date;

(3) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(g) or 4(h) hereof;

(4) shares of Common Stock issued in a Qualified Offering;

(5) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of stock, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors, including at least a majority of the Preferred Directors;

(6) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction that is not effected primarily for capital raising purposes and that is approved by the Board of Directors, including at least a majority of the Preferred Directors;

(7) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar strategic agreements or strategic partnerships approved by the Board of Directors, including at least a majority of the Preferred Directors;

(8) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including at least a majority of the Preferred Directors; and

(9) shares of Common Stock, the issuance of which is approved by (i) the holders of two thirds of the then outstanding shares of Preferred Stock and (ii) by the Board of Directors, including at least a majority of the Preferred Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, specified for such shares of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price specified for the Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(g) and 4(h) hereof), the Conversion Price specified for such shares of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price specified for such shares of Preferred Stock to an amount above the Conversion Price for such shares that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price specified for such shares of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price specified for such shares of Preferred Stock which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter such Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price specified for the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, as the case may be, in effect on the date of and immediately prior to such issue, then, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price specified for such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, as the case may be, shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of outstanding Common Stock, as well as all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

a) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) [This Section 4(e) is intentionally omitted.]

(f) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Common Stock, the Conversion Price of such shares of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price of such shares of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(h) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above or pursuant to a Liquidation Transaction), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of the Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for such Preferred Stock and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

(j) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary in this Section 4, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the written consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock, either before or after the issuance causing such adjustment.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, to receive any other right, or to exchange their shares of Common Stock or Preferred Stock (or other securities) for securities or other property deliverable upon a reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other exchange, and the amount and character of such dividend, distribution, right or other exchange.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together as a class on an as-converted basis.

(b) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote, except as provided in Section 5(c) below with respect to the election of directors by the separate vote of the holders of Common Stock. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded.

(c) Election of Directors. So long as at least 4,000,000 shares (as adjusted for Recapitalizations) of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series A Directors”). So long as at least 4,000,000 shares (as adjusted for Recapitalizations) of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series B Director” and together with the Series A Directors, the “Preferred Directors”). The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Common Director”). Any additional members (the “Additional Directors”) of the Corporation’s Board of Directors shall be elected by the affirmative vote of the holders of a majority of the Preferred Stock and the Common Stock, voting together as a class and on an as-converted basis.

(d) Removal. So long as the Series A Preferred Stock has rights under Section 5(c) above, each of the Series A Directors may be removed from the Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock. So long as the Series B Preferred Stock has rights under Section 5(c) above, the Series B Director may be removed from the Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Series B Preferred Stock. The Common Director may be removed from the Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Common Stock, and any Additional Directors may be removed from the Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the Preferred Stock and Common Stock, voting together as a single class and on an as-converted basis.

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding Common Stock and Preferred Stock of the Corporation, voting together as a single class on an as-converted basis.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Amendments and Changes.

(a) As long as at least 4,000,000 shares of Preferred Stock (as adjusted for Recapitalizations) shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis:

(i) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(ii) authorize or create (by reclassification or otherwise), or obligate itself to authorize or create, any new class or series of shares (or securities convertible into shares) having rights, preferences or privileges that are senior to or on a parity with any series of Preferred Stock;

(iii) enter into any transaction or series of related transactions deemed to be a Liquidation Transaction;

(iv) redeem or repurchase any shares of the Common Stock or Preferred Stock (other than pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares at the lower of cost or fair market value upon termination of services);

(v) declare or pay any dividend with respect to the Preferred Stock or Common Stock;

(vi) effect an initial public offering of the Corporation’s stock;

(vii) increase the number of shares authorized for issuance under any existing stock or option plan or adopt any new stock or option plan;

(viii) increase or decrease the size of the Board of Directors;

(ix) increase or decrease the authorized number of shares of Preferred Stock or any series of Preferred Stock;

(x) acquire assets of, or any capital stock or other interest in, any entity, other than in the ordinary course of business or in a single transaction the aggregate value of which does not exceed $1 million.

(b) As long as at least 4,000,000 shares of Series A Preferred Stock (as adjusted for Recapitalizations) shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise, other than a Liquidation Transaction that is subject to Section 6(a)(iii) hereof), without first obtaining the approval of the holders of at least a majority of the Series A Preferred Stock, voting together as a single class and on an as-converted basis, take any action that modifies the rights, preferences or privileges of the Series A Preferred Stock in a manner that is materially different from a modification of the other series of Preferred Stock.

(c) As long as at least 4,000,000 shares of Series B Preferred Stock (as adjusted for Recapitalizations) shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise, other than a Liquidation Transaction that is subject to Section 6(a)(iii) hereof), without first obtaining the approval of the holders of at least a majority of the Series B Preferred Stock, voting together as a single class and on an as-converted basis, take any action that modifies the rights, preferences or privileges of the Series B Preferred Stock in a manner that is materially different from a modification of the other series of Preferred Stock.

(d) As long as at least 4,000,000 shares of Series C Preferred Stock (as adjusted for Recapitalizations) shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise, other than a Liquidation Transaction that is subject to Section 6(a)(iii) hereof), without first obtaining the approval of the holders of at least 67% of the Series C Preferred Stock, voting together as a single class and on an as-converted basis, take any action that modifies the rights, preferences or privileges of the Series C Preferred Stock in a manner that is materially different from a modification of the other series of Preferred Stock.

(e) As long as at least 4,000,000 shares of Series D Preferred Stock (as adjusted for Recapitalizations) shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise, other than a Liquidation Transaction that is subject to Section 6(a)(iii) hereof), without first obtaining the approval of the holders of at least 67% of the Series D Preferred Stock, voting together as a single class and on an as-converted basis, take any action that modifies the rights, preferences or privileges of the Series D Preferred Stock in a manner that is materially different from a modification of the other series of Preferred Stock.

(f) As long as at least 4,000,000 shares of Series E Preferred Stock (as adjusted for Recapitalizations) shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise, other than a Liquidation Transaction that is subject to Section 6(a)(iii) hereof), without first obtaining the approval of the holders of at least 67% of the Series E Preferred Stock, voting together as a single class and on an as-converted basis, take any action that modifies the rights, preferences or privileges of the Series E Preferred Stock in a manner that is materially different from a modification of the other series of Preferred Stock.

(g) As long as at least 4,000,000 shares of Series F Preferred Stock (as adjusted for Recapitalizations) shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise, other than a Liquidation Transaction that is subject to Section 6(a)(iii) hereof), without first obtaining the approval of the holders of at least 67% of the Series F Preferred Stock, voting together as a single class and on an as-converted basis, take any action that modifies the rights, preferences or privileges of the Series F Preferred Stock in a manner that is materially different from a modification of the other series of Preferred Stock.

(h) As long as at least 4,000,000 shares of Series G Preferred Stock (as adjusted for Recapitalizations) shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise, other than a Liquidation Transaction that is subject to Section 6(a)(iii) hereof), (i) without first obtaining the approval of the holders of at least 67% of the Series G Preferred Stock, voting together as a single class and on an as-converted basis, take any action that modifies the rights, preferences or privileges of the Series G Preferred Stock in a manner that is materially different from a modification of the other series of Preferred Stock or increases or decreases the authorized number of shares of Series G Preferred Stock, and (ii) without first obtaining the approval of the holders of at least a majority of the Series G Preferred Stock, voting together as a single class and on an as-converted basis, amend Article IV, Section 3 of this Eighth Amended and Restated Certificate of Incorporation, including the definitions from Article IV, Section 1 of this Eighth Amended and Restated Certificate of Incorporation for the defined terms contained therein, in a manner that adversely affects the right of the Series G Preferred Stock to receive the payments described therein in the event of a Liquidation Transaction; provided, however, that any designation or issuance of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series G Preferred Stock in right of redemption, liquidation preference, conversion, voting or dividend rights that does not otherwise directly modify the rights, preferences or privileges of the Series G Preferred Stock shall not alone be deemed to adversely affect the Series G Preferred Stock.

7. Redemption. The Preferred Stock shall not be redeemable.

8. Notices. Any notice required by the provisions of this Article IV to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

Unless otherwise set forth herein, the number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3. Neither any amendment nor repeal of this ARTICLE VIII, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this ARTICLE VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

CERTIFICATE OF CORRECTION OF

EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MULESOFT, INC.

MuleSoft, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that:

1. The name of the Company is MuleSoft, Inc. The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 12, 2006, under the name of Azechi, Inc.

2. The Eighth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) of the Company was filed with the Secretary of State of the State of Delaware on May 12, 2015. Said Restated Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The Restated Certificate is an inaccurate record of the action therein referred to, in that a scrivener’s error was made with respect to the dividend rate for the Series G Preferred Stock.

4. Article IV, Section 1(e) of the Restated Certificate is corrected to read as follows:

“(e) “Dividend Rate” shall mean an annual rate of $0.018075 per share for the Series A Preferred Stock, $0.0611 per share for the Series B Preferred Stock, $0.062 per share for the Series C Preferred Stock, $0.12655 per share for the Series D Preferred Stock, $0.2498 per share for the Series E Preferred Stock, $0.5227 per share for the Series F Preferred Stock and $0.89818 per share for the Series G Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).”

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signed by the duly authorized General Counsel of the Company this 20th day of May, 2015.

MULESOFT, INC.

By:	/s/ Rob Horton
Rob Horton
General Counsel